Exhibit 99.1

FLIR Systems Announces Resignation of Chief Financial Officer and Promotion of Shane Harrison to Senior Vice President, Corporate Development and Strategy

WILSONVILLE, OR, March 2, 2015 – FLIR Systems, Inc. (NASDAQ: FLIR) today announced that Tony Trunzo, Senior Vice President, Finance and Chief Financial Officer, has resigned effective March 27, 2015, to pursue other professional opportunities. Dave Muessle, Vice President, Corporate Controller and the Company’s Principal Accounting Officer, who joined FLIR in 2000, will work closely with Tony in transition and serve as interim Chief Financial Officer until a permanent Chief Financial Officer is appointed.

In addition, the Company announced that Shane Harrison has been promoted to Senior Vice President, Corporate Development and Strategy, effective immediately. Shane will be responsible for sourcing corporate development opportunities and execution of the Company’s merger and acquisition strategy, and will report directly to Andy Teich, FLIR’s President and Chief Executive Officer.

Andy Teich said, “I would like to thank Tony for more than a decade of dedication and outstanding service to FLIR. His leadership and contributions played an important role in the growth of our company during his tenure. We appreciate all that he has done for FLIR and wish Tony all the best in his future pursuits.”

Mr. Teich added, “I would like to congratulate Shane on his recent promotion. In addition to Shane’s involvement in our shareholder communication efforts, he has played an important role in the Company’s acquisition activity. I look forward to working with Shane directly, and am excited to see the great work that he produces in this new role.

Mr. Trunzo said, “I have truly enjoyed my years at FLIR, and as I look to pursue new professional opportunities, I know that FLIR is in the very capable hands of a talented management team, and well positioned for continued success.”

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of sensor systems that enhance perception and awareness. FLIR's advanced systems and components are used for a wide variety of thermal imaging, situational awareness, and security applications, including airborne and ground-based surveillance, condition monitoring, navigation, recreation, research and development, manufacturing process control, search and rescue, drug interdiction, transportation safety, border and maritime patrol, environmental monitoring, and chemical, biological, radiological, nuclear, and explosives (CBRNE) threat detection. For more information, visit FLIR's web site at www.FLIR.com.

Media Contact
Haley Ellison
503-919-0696
haley.ellison@flir.com

Investor Relations
Shane Harrison
503-498-3547
shane.harrison@flir.com